EXHIBIT 99

FOR IMMEDIATE RELEASE:                                                                                                                                                                     NEWS
May 29, 2001                                                                                                                                                    Nasdaq National Market/AVRT
                                                                                                                                                                                          http://www.avert.com

STATISTICS ALERT EMPLOYERS TO CONSISTENTLY HIGH HIRING RISKS
Avert, Inc. announces release of its annual Hiring Index

FORT COLLINS, Colorado - Avert, Inc. (NASDAQ National Market/ AVRT) an Internet based business service provider of employment screening and human resource solutions to a diverse nationwide customer base, today released its fourth annual Hiring Index revealing consistently high levels of negative or misleading driving records, employment/ education histories, credit records, criminal records and workers’ compensation claims.

Avert’s Hiring Index is based on calculations of the 1.8 million background verifications performed by the company during the 2000 calendar year. From these numbers, employers can monitor workforce trends relevant to hourly and salary employees and confirm the reality of hiring risks.

The high percentages seen in the Hiring Index year after year demonstrate that even with changes in the economy and the slowdown in hiring these risks still exist. “We have been doing background checking since 1991 and have found that regardless of the level of unemployment, the percentage of applicants who provide incomplete or inaccurate background information remains at approximately the same level,” said an assistant vice president of a nationwide aviation company. “These statistics clearly indicate the magnitude of these hiring risks and the need for risk management techniques such as background checking.”

Avert’s Hiring Index measures criminal records, employment/education records, driving records, credit records and workers’ compensation claims. At least 24 percent of applicants screened in 2000 demonstrated records that were misleading or negative for the categories of employment records/reference checks, driving records and credit records. The categories of previous workers’ compensation claims, eligibility for rehire, excessive number of driving records and criminal records continued in the range of 6 to 13 percent.

“I (and our staffing team) have been fortunate to come across these types of misrepresentations prior to making a bad hiring decision,” said Pam Allen, vice president of human resources for Managed Business Solutions and Program Chair for the Northern Colorado Human Resource Association. “These statistics certainly raise red flags for us. I think a combination of a good hiring process and thorough background verification helps to validate the quality of people that we hire. This is evidenced by our low turnover figures.”

2000 Avert Hiring Index:

       Employment Records & Reference Checks

•	24% of applicants misrepresented their employment and/or education records

•	13% of employers referenced reported applicants ineligible for rehire

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       Driving Records

•	35% of applicants had one or more moving violations, a DUI or DWI, or had a suspended driver’s license

•	10% of applicants had four or more moving violations, a DUI or DWI, or had a suspended driver’s license

       Credit Records

•	26% of applicants had credit records showing a judgement, lien or bankruptcy, or had been turned over to a collection agency

       Criminal Records

•	6% of applicants had a criminal record in the last seven years

       Workers' Compensation Claims

•	10% of applicants had a previous workers' compensation claim

To view the Avert Hiring Index online visit our Web site at www.avert.com/hrindex/hrindex00.htm.

About Avert, Inc. Avert, Inc., www.avert.com, is an Internet-based information network company providing employment background checks and human resource services via remote access to over 14,000 diverse clients nationwide. Combining innovative Internet technology and more than a decade of experience, Avert offers clients fast turnaround, current data and competitive pricing on products including criminal court records, driving records, reference checks, credit reports, assessment tests and much more. The company is headquartered in Fort Collins, Colo.

This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Factors that may cause the company’s actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: risks associated with potential liability for failure to comply with federal and state regulations; liability to customers and/or to the subjects of background checks for inaccurate or misuse of information; loss of key personnel; and intense competition, as well as general economic business conditions, changes in laws or regulations and other factors, many of which are beyond the control of the company.

CONTACT: Katherine Link, Avert, Inc., 800-367-5933 ext. 217 or link@avert.com

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